November 19, 2019

Gaucho Group Holdings, Inc.

135 Fifth Avenue, Floor 10

New York NY 10010

Ladies and Gentlemen:

We have acted as special counsel to Gaucho Group Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (No. 333-233428) (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the issuance and sale by the Company of: (i) up to 1,840,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), which includes 240,000 shares subject to the underwriters’ over-allotment option; and (ii) the underwriters warrant (“Warrant”) to purchase up to 147,200 shares of common stock (the “Warrant Shares”); in each case as further described in the Registration Statement.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation: (i) the Amended and Restated Certificate of Incorporation of the Company (as amended to date) and the Amended and Restated Bylaws of the Company, each as currently in effect; (ii) the form of the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.6 to the Registration Statement to be in effect as of the closing of the offering contemplated by the Registration Statement; (iii) certain resolutions adopted by the board of directors of the Company; (iv) the form of underwriting agreement to be executed by the Company and Newbridge Securities, which has been filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”); and (v) the form of Warrant.

As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Gaucho Group Holdings, Inc.

November 19, 2019

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Shares, when sold and issued against payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable; (ii) the Warrant has been duly authorized by the Company and, when issued by the Company in accordance with the terms of the Underwriting Agreement, the Warrant will be a legally valid and binding obligation of the Company; and (iii) the Warrant Shares have been duly authorized for issuance by the Company and, when paid for in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

BURNS FIGA & WILL PC

/s/Burns Figa & Will PC